Exhibit 10.1

LOAN AGREEMENT

BETWEEN

HC-760 OFFICE PARKWAY, LLC

AND

AMERICAN MOMENTUM BANK

EFFECTIVE February 9, 2012

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”) is effective as of the 9th day of February, 2012 by and between HC-760 OFFICE PARKWAY, LLC, a Delaware limited liability company (“Borrower”), whose address is 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607, and AMERICAN MOMENTUM BANK (“Lender”), whose address is One Momentum Boulevard, College Station, Texas 77845, Attention: TERESA EOFF.

ARTICLE I - DEFINITION OF TERMS

1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

Agreement: This Loan Agreement, as the same may from time to time be amended or supplemented.

Capital Reserve: There is no Capital Reserve account required in this transaction. Where used herein, the term “Capital Reserve” is not applicable to this Agreement.

Constituent Party: Any signatory to this Agreement or any of the other Loan Documents that signs on Borrower’s behalf that is a corporation (whether in its corporate capacity or in its capacity as the General Partner of Borrower), general partnership, limited partnership, joint venture, trust, or other type of business organization.

Commitment Fee: INTENTIONALLY OMITTED.

Debt Coverage Certificate Letter: A letter in the form of any of the letters attached hereto as Exhibit “C” and incorporated herein by this reference to be utilized by Borrower for demonstrating compliance with or satisfaction of the debt coverage ratio requirements set forth in this Agreement and the other Loan Documents.

Deed of Trust: The Deed of Trust of even date herewith pursuant to which Borrower mortgages the Mortgaged Property to secure the Loan.

Environmental Law: Any federal, state, or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environmental conditions on, under, or about the Mortgaged Property, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) as amended, 42 U.S.C. § 9601 et. seq. (“RCRA”), all state water laws, state solid waste disposal laws, and other federal or state regulations, rules, guidelines, or standards promulgated pursuant to such laws, as such statutes, regulations, rules, guidelines, and standards are amended from time to time.

Event of Default: Any happening or occurrence described in Section 6.1 of this Agreement.

Financing Statement: The financing statement(s) (on Standard Form UCC-1 or otherwise), if any.

Governmental Authority: Any and all courts, boards, agencies, commissions, offices, or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

Governmental Requirements: All statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower, Guarantor or the Mortgaged Property.

Guarantor: CARTER/VALIDUS OPERATING PARTNERSHIP, LP who shall execute an agreement of guaranty subject to the provisions hereof.

Guaranty: That or those instruments of guaranty now or hereafter in effect from Guarantor to Lender guaranteeing the repayment of all or any part of the Loan, or the satisfaction of, or continued compliance with, the covenants contained in the Loan Documents, or both.

Hazardous Substance: Hazardous Substance is any substance, product, waste, or other material which is or becomes listed, regulated, or addressed as being a toxic, hazardous, polluting, or similarly harmful substance under any Environmental Law.

Improvements: The improvements situated upon the Land generally described as all structures now or hereafter constructed on the Land, including but not limited to, a 21,823 square foot existing surgical center known as St. Louis Surgical Center located in Creve Coeur, Missouri and any and all buildings, covered garages, air conditioning towers, open parking areas, structures and other improvements, and any and all additions, alternations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

Indebtedness: As defined in Deed of Trust of even date hereof, executed by Borrower in favor of Lender.

Land: The real properties, or interest therein, described in Exhibit “A” attached hereto and incorporated herein by this reference.

Loan: The loan evidenced by the Note and governed by this Agreement.

Loan Amount: A maximum amount of SIX MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($6,375,000.00) made pursuant to a single promissory note.

Loan Documents: The Note, the Deed of Trust, this Agreement, the Financing Statement, and any and all other documents now or hereafter executed by the Borrower, or any other person or party in connection with the Loan, the indebtedness evidenced by the Note, or the covenants contained in this Agreement.

Major Tenants: Tenants of the Improvements to include ST. LOUIS SURGICAL CENTER, L.L.C.

Mortgaged Property: Collectively, the Land, the Improvements and all other collateral covered by the Loan Documents. Except as specifically provided to the contrary in the Loan Documents, “Mortgaged Property” shall include, but not be limited to, the improvements and the real estate underlying the Improvements.

Note: That certain Promissory Note in the original principal amount of SIX MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($6,375,000.00), of even date herewith, executed and delivered by Borrower, and made payable to the order of Lender, bearing interest as therein specified, containing an attorneys' fee clause, with interest and principal being payable as therein specified, and finally maturing on February 10, 2017, and secured by, among other things, the Deed of Trust; and any and all renewals, modifications, rearrangements, reinstatements, or extensions of such promissory notes or of any promissory note or notes given in renewal, substitution or replacement therefor; however, the amount of the Note shall not be increased except for protective advances made pursuant to the Loan Documents.

Origination Fee: The sum equal to THIRTY-ONE THOUSAND EIGHT HUNDRED SEVENTY-FIVE AND NO/100 DOLLARS ($31,875.00) to be paid by Borrower to Lender pursuant to the applicable provisions of the Agreement.

Replacement Reserve Account: INTENTIONALLY OMITTED.

Security Agreement: The Security Agreement shall mean all security agreements, whether contained in the Deed of Trust, a separate security agreement or otherwise creating a security interest in all personal property and fixtures of Borrower (including replacements, substitutions and after-acquired property) now or hereafter located in or upon the Land or Improvements, or used or intended to be used in the operation thereof, to secure the Loan.

Tenant Improvement Reserve Account: The account described in Section 5.19 hereof.

Title Insurance: One or more title insurance commitments, binders or policies, as Lender may require, issued by the Title Company, on a coinsurance or reinsurance basis (with direct access endorsement or rights) if and as required by Lender, in the maximum amount of the Loan insuring or committing to insure that the Deed of Trust constitutes a valid lien covering the Land and Improvements subject only to those exceptions which Lender may approve.

Title Company: Each Title Company (and its issuing agent, if applicable) issuing the Title Insurance, which shall be acceptable to Lender in its sole and absolute discretion.

1.2 Additional Definitions. As used herein, the following terms shall have the following meanings:

(a) “Hereof”, “hereby”, “hereto”, “hereunder”, “herewith”, and similar terms mean of, by, to, under and with respect to, this Agreement or to the other documents or matters being referenced.

(b) “Heretofore” means before,“hereafter” means after, and “herewith” means concurrently with, the date of this Agreement.

(c) All pronouns, whether in masculine, feminine or neuter form, shall be deemed to refer to the object of such pronoun whether same is masculine, feminine or neuter in gender, as the context may suggest or require.

(d) All terms used herein, whether or not defined in Section 1.1 hereof, and whether used in singular or plural form, shall be deemed to refer to the object of such term whether such is singular or plural in nature, as the context may suggest or require.

ARTICLE II - THE LOAN

2.1 Agreement to Lend. Lender hereby agrees to lend up to but not in excess of the Loan Amount to Borrower, and Borrower hereby agrees to borrow such sum from Lender, all upon and subject to the terms and provisions of this Agreement and the Note, such sum to be evidenced by the Note. No principal amount repaid by Borrower may be reborrowed by Borrower. Borrower's liability for repayment of the interest on account of the Loan shall be limited to and calculated with respect to Loan proceeds actually disbursed to Borrower pursuant to the terms of this Agreement and the Note, and only from the date or dates of such disbursements. Loan proceeds disbursed by Lender by journal entry to pay interest or financing costs, and Loan proceeds disbursed directly by Lender to pay costs or expenses required to be paid by Borrower pursuant to this Agreement, shall constitute disbursements to Borrower.

2.2 Loan Limitation. The Loan Amount shall be equal to SIX MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($6,375,000.00).

2.3 Capital Reserve. INTENTIONALLY OMITTED.

ARTICLE III - DISBURSEMENTS

3.1 Conditions to Initial Loan Disbursement. The obligation of Lender to make the initial disbursement under the Note is subject to the prior or simultaneous occurrence of each of the following conditions:

(a) Lender shall have received from Borrower all of the Loan Documents duly executed by Borrower and, if applicable, by Guarantor.

(b) Lender shall have received certified copies of resolutions of the Managers of Borrower, if Borrower is a corporation, or a certified copy of a consent of partners, if Borrower is a partnership, authorizing execution, delivery and performance of all of the Loan Documents and authorizing the borrowing hereunder, along with such certificates of existence, certificates of good standing and other certificates or documents as Lender may reasonably require to evidence Borrower’s authority.

(c) Lender shall have received true copies of all organization documents of Borrower, including all amendments or supplements thereto, if Borrower is a legal entity other than a corporation, along with such certificates or other documents as Lender may reasonably require to evidence Borrower’s authority.

(d) Borrower shall contribute a minimum of $2,000,000.00 of Lender approved equity into the Mortgaged Property.

(e) Lender shall have received evidence that the Mortgaged Property is not located within any designated flood plain or special flood hazard area; or evidence that Borrower has applied for and received flood insurance covering the Mortgaged Property in the amount of the Loan or the maximum coverage available to Lender.

(f) To Borrower’s knowledge, Lender shall have received evidence of compliance with all Governmental Requirements.

(g) Lender shall have received a copy of all recorded plat maps of the Land approved (to the extent required by Governmental Requirements) by all Governmental Authorities, if applicable, and legible copies of all instruments representing exceptions to the state of title to the Mortgaged Property.

(h) Lender shall have received proof of insurance relating to the Mortgaged Property more fully described in Section 4.7 below.

(i) Lender shall have received the Title Insurance, at the sole expense of Borrower.

(j) Lender shall have received from Borrower such other instruments, evidence and certificates as Lender may reasonably require, including the items indicated below:

(1) Evidence that all the streets furnishing access to the Mortgaged Property have been dedicated to public use and installed and accepted by applicable Governmental Authorities.

(2) Current surveys of the Land prepared by a registered surveyor or engineer and certified to Lender, Borrower and the Title Company, in form and substance acceptable to Lender, showing the Improvements and all other improvements, easements, building or setback lines, rights-of-way and dedications affecting the Land and showing no state of facts objectionable to Lender.

(3) Evidence that the current and proposed use of the Land and Mortgaged Property and the Improvements complies with all Governmental Requirements.

(4) An opinion of counsel for Borrower in form satisfactory to Lender.

(5) To the extent applicable, certificates of occupancy and all other permits required with respect to the operation of the Improvements.

(6) Evidence that all applicable zoning ordinances and restrictive covenants affecting the Land permit the use for which the Improvements are intended and have been or will be complied with.

(7) INTENTIONALLY OMITTED.

(8) Environmental site assessment reports with respect to the Mortgaged Property prepared by a firm of engineers approved by Lender, which reports shall be satisfactory in form and substance to Lender, certifying that there is no evidence that any Hazardous Substance has been generated, treated, stored or disposed of on any of the Mortgaged Property and none exists on, under or at the Mortgaged Property.

(9) Borrower’s standard form tenant lease agreement, which shall be in form and substance reasonably acceptable to Lender. Lender shall inform Borrower if such form is not acceptable, and it shall be deemed acceptable if Lender has not given written notice of its objections by even date hereof.

(10) INTENTIONALLY OMITTED.

(11) A true and correct copy of any Management Agreement or Agent Leasing Agreement, Borrower has executed or will execute with any property manager which has been or will be hired to manage the Mortgaged Property (the “Manager”)or any leasing agent which has been or will be hired with respect to the Mortgaged Property (the “Leasing Agency”), together with a subordination agreement in form satisfactory to Lender. Any Management Agreements or Agent Leasing Agreements with affiliated parties must be disclosed in writing to Lender by Borrower and Lender shall approve or reject the agreement(s).

(12) Evidence that the Improvements comply or will comply when constructed, with all applicable architectural barriers laws including, without limitation, the Americans with Disabilities Act of 1990, P.L. 101-336, and any comparable state laws, ordinances, rules and regulations, or a plan of the Borrower to achieve compliance therewith within the time contemplated by said laws, ordinances, rules and regulations, or evidence that such improvements are exempted from compliance with said laws, ordinances, rules and regulations together with any and all reports prepared relating to the same or to the Americans with Disabilities Act and related regulations.

(k) Lender shall have received payment of the Commitment Fee.

(l) Lender shall have obtained appraisals of the Mortgaged Property, prepared by an appraiser acceptable to Lender and presented and based upon such standards as required by Lender.

(m) Lender shall have received such other instruments, evidence or certificates as Lender may reasonably request.

(n) In addition to the requirements and conditions stated elsewhere in this Agreement, the obligation of Lender to fund the Loan, is subject to the satisfaction, occurrence and/or existence of each of the conditions set forth in Schedule 1 attached hereto. Lender may fund the Loan notwithstanding the fact that one or more of such conditions have not been satisfied, have not occurred or does not exist, but such action by Lender shall not be deemed to be a waiver of the requirement that any such condition be satisfied, have occurred and/or exist as a condition precedent to any future disbursements by Lender pursuant to this Agreement or any of the other Loan Documents.

(o) Borrower shall have obtained and delivered to Lender Estoppel Letters and Non-Disturbance, Attornment and Subordination Agreements for the Major Tenants, and as otherwise reasonably requested by Lender.

3.2 Disbursement Not an Approval. The making of any disbursement of the Loan Amount shall not be deemed an approval or acceptance by Lender of the items which are conditions precedent to such disbursement of the Loan and which Lender identifies in writing delivered to Borrower prior to such disbursement as not having been approved or accepted.

3.3 No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party, nor shall Lender be liable for the manner in which any disbursements under this Agreement may be applied by Borrower. Notwithstanding any provisions of the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims or causes of action against Lender, or any of its officers, directors, agents or employees, in favor of any person or entity other than Borrower.

ARTICLE IV - WARRANTIES AND REPRESENTATIONS

Borrower hereby unconditionally warrants and represents to Lender, as of the date hereof and at all times during the term of the Agreement, as follows:

4.1 Governmental Requirements. To Borrower’s knowledge, no material violation of any Governmental Requirements exists or will exist with respect to the Mortgaged Property and neither the Borrower nor any Guarantor are, nor will they be, in default with respect to any Governmental Requirements.

4.2 Utility Services. All utility services of sufficient size and capacity necessary for the operation of the Improvements for their intended purposes are available, including potable water, storm and sanitary sewer, gas, electric, telephone facilities and other municipal services.

4.3 Access. All roads necessary for the full utilization of the Improvements for their intended purposes have been completed and dedicated to the public use and accepted by the appropriate Governmental Authority.

4.4 No Commencement. Other than contracts for ordinary and customary maintenance of the Improvements and the completion of certain tenant improvements as described on Exhibit “D”, as of the date of this Agreement, no contract or other agreement for construction on the Mortgaged Property has been entered into for furnishing materials or for any other purpose, the performance of which by the other party thereto would give rise to a lien on the Land.

4.5 Financial Statements. Each financial statement of Borrower and Guarantor delivered heretofore, concurrently herewith or hereafter to Lender was and will be prepared in conformity with good accounting principles approved by Lender in writing, applied on a basis consistent with that of previous statements and completely and accurately disclose the financial condition of Borrower and Guarantor (including all contingent liabilities) as of the date thereof and for the period covered thereby, and there has been no material adverse change in either Borrower’s or Guarantor’s financial condition subsequent to the date of the most recent financial statements of Borrower and any Guarantor delivered to Lender, except as disclosed therein.

4.6 Statements. No certificate, statement, report or other information delivered heretofore, concurrently herewith or hereafter by Borrower or any Guarantor to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains or will contain any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading, and same were true, complete and accurate as of the date hereof in all material respects.

4.7 Insurance. Borrower will obtain and maintain or cause Tenant to obtain and maintain insurance upon and relating to the Mortgaged Property with such insurers, in such amounts and covering such risks as shall be reasonably satisfactory to Lender, from time to time, including but not limited to: (a) owner’s policies of comprehensive general public liability insurance (including automobile coverage if Lender later requires); (b) business interruption or rental loss insurance; (c) if the Mortgaged Property is in a “Flood Hazard Area” a flood insurance policy, or binder therefore, in an amount equal to the principal amount of the note or the maximum amount available under the Flood Disaster Protection Act of 1973, and regulations issued pursuant thereto, as amended from time to time, whichever is less, in form complying with the “insurance purchase requirement” of that act; and (d) hazard insurance insuring the Improvements, if any, and all materials stored on the Land (or, with the consent of Lender, stored elsewhere) and intended to be utilized in the construction of the Improvements against all risks of loss, including collapse, in an amount not less than the full replacement cost of all Improvements, including the cost of debris removal, with annual agreed amount endorsement and sufficient at all times to prevent Borrower from becoming a coinsurer. Each insurance policy issued in connection herewith shall provide by way of endorsements, riders or otherwise that: (i) with respect to liability insurance, it shall name Lender as an additional insured and additional loss payee, with respect to the other insurance, it shall be payable to Lender as a mortgagee and not as a coinsured, and with respect to all policies of insurance carried by each Lessee for the benefit of the Borrower, it shall be payable to Lender as Lender’s interest may appear; (ii) the coverage of Lender shall not be terminated, reduced, or affected in any manner regardless of any breach or violation by Borrower of any warranties, declarations, or conditions in such policy; (iii) no such insurance policy shall be canceled, endorsed, altered, or reissued to effect a change in coverage for any reason and to any extent whatsoever unless such insurer shall have first given Lender thirty (30) days’ prior written notice thereof; and (iv) Lender may, but shall not be obligated to, make premium payments to prevent any cancellations, endorsement, alteration, or reissuance, and such payments shall be accepted by the insurer to prevent same. Lender shall be furnished with a certificate of insurance for each policy and if requested by Lender, a copy of each such initial policy coincident with the execution of this Loan Agreement and a certificate of insurance for each policy and if requested by Lender, the original of each renewal policy not less than ten (10) days’ prior to the expiration of the initial, or each immediately preceding renewal policy a certificate of insurance for each policy, together with receipts or other evidence that the premiums thereon have been paid for one (1) year. Borrower may satisfy the requirements of this Section 4.7 by use of a so-called “blanket policy,” provided that the coverage is not diminished and the coverage is separately and individually allocated to the Mortgaged Property.

4.8 No Proceedings. Except as disclosed to Lender on the attached Exhibit “B”, there is no pending or to the best knowledge of Borrower threatened litigation or proceeding which, if adversely determined, could materially and detrimentally affect the Mortgaged Property or Borrower.

ARTICLE V - COVENANTS OF BORROWER

Borrower hereby unconditionally covenants and agrees with Lender, until the Loan shall have been paid in full and the lien of the Deed of Trust shall have been released, as follows:

5.1 Lender’s Expenses. Borrower will reimburse Lender for all reasonable and necessary expenses of Lender, including attorneys’ fees, incurred in connection with the preparation, execution, delivery, administration and performance of the Loan Documents.

5.2 Estoppel Certificate. Borrower will deliver to Lender, promptly after request therefor, estoppel certificates or written statements, duly acknowledged, stating the amount that has been advanced to Borrower under this Agreement, the amount due on the Note, and whether any offsets or defenses exist against the Note or any of the other Loan Documents.

5.3 Brokers. Borrower will indemnify Lender from claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby if caused by the actions or inactions of the Borrower.

5.4 Compliance with Governmental Requirements. Borrower will comply promptly with all Governmental Requirements and if Borrower receives any notice from a Governmental Authority of non-compliance with a Governmental Requirement, Borrower shall immediately give Lender notice.

5.5 Compliance with Restrictive Covenants. Borrower will comply with all restrictive covenants, if any, affecting the Mortgaged Property.

5.6 Payment of Expenses. Borrower shall pay or reimburse to Lender all reasonable, third party costs and expenses relating to the Mortgaged Property and for which a disbursement is made, including (without limitation), title insurance and examination charges, survey costs, insurance premiums, filing and recording fees, and other expenses payable to third parties incurred by Lender in connection with the consummation of the transactions contemplated by this Agreement.

5.7 Notices Received. Borrower will promptly deliver to Lender a true and correct copy of all notices received by Borrower from any person or entity with respect to Borrower, Guarantor, the Mortgaged Property, or any or all of them, which in a material and adverse way relates to or affects the Loan or the Mortgaged Property.

5.8 Approval to Lease Required. Borrower will obtain the prior written consent of Lender (which consent shall not be unreasonably withheld) as to the tenant and the form of tenant lease to be utilized in leasing the Mortgaged Property, or any part thereof, prior to entering into any lease of any part of the Mortgaged Property, or any part thereof. Once approved, Borrower shall use its best efforts to utilize the form of such lease in leasing all or any part of the Mortgaged Property, or any part thereof. Lender shall have the right to approval of all future leases upon giving Borrower written notice of Lender’s requirements to approve all leases.

5.9 Leases. Upon the written request of Lender, Borrower will deliver to Lender, upon request of Lender, executed copies of all leases and rental agreements affecting the Mortgaged Property; and all said leases requested by Lender will contain a written provision acceptable to Lender whereby all rights of the tenant in the lease and the Mortgaged Property are subordinated to the liens and security interests granted in the Loan Documents. Furthermore, if requested by Lender, Borrower shall cause to be executed and delivered to Lender a Non-Disturbance, Attornment and Subordination Agreement, in form and substance reasonably acceptable to Lender or attached to the Lease, relating to each such lease and fully executed by Lender, Borrower and such lessee.

5.10 Approval of Leases with Major Tenant. Borrower will deliver to lender all proposed leases for Major Tenants to be approved by Lender in writing prior to Borrower entering into said leases. Lender further reserves the right to approve all future leases upon giving Borrower written notice of Lender’s requirements to approve all leases.

5.11 Statements and Reports. Borrower and Guarantor agree to deliver to Lender, during the term of the Loan and until the Loan has been fully paid and satisfied, (i) certified financial statements (which shall mean and include a balance sheet, income statement and contingent liabilities for Borrower and balance sheet, cash flow and contingent liabilities for Guarantor) of Borrower and Guarantor within sixty (60) days after the end of each calendar year, and such certified interim financial statements as may be reasonably requested by Lender, certified to by an authorized representative of Borrower and by each Guarantor; (ii) tax returns for Borrower and each Guarantor as soon as available, in no event later than thirty (30) days after filing each year; (iii) Major Tenant financial statements within sixty (60) days after the end of each calendar year; and (iv) such other reports and statements pertaining to the Mortgaged Property as Lender may reasonably require from time to time upon the request of

Lender. Borrower and Guarantors shall allow Lender from time to time to inspect all books and records relating to Borrower’s and Guarantors’, as applicable, financial condition or to the Indebtedness, and to make and take away copies of such books and records. If Borrower or any of Guarantors is a partnership, joint venture, trust or other type of business association, Borrower or Guarantors shall provide Lender with any and all financial statements and other documents and make any and all disclosures to Lender with respect to any of the Constituent Parties (as defined herein), as Borrower or Guarantors is required to provide and make, and in the manner required to be provided and made, with respect to Borrower or Guarantor pursuant to this paragraph.

5.12 Taxes and Insurance. Upon the occurrence of an Event of Default, Borrower shall pay (with the monthly payment under the Note) during the term of the Loan a monthly escrow for taxes and insurance relating to the Mortgaged Property in an amount determined by Lender, in its reasonable discretion, as being necessary to pay taxes and insurance premiums with respect to the Mortgaged Property which next become due. Such annual amounts of taxes or insurance premiums shall be fully escrowed at least one (1) month prior to the due date thereof, but in no event later than October 1 of any calendar year during the term of the Loan. All amounts escrowed by Lender pursuant to this Section shall be placed in a non-interest bearing and non-segregated account.

5.13 Annual Budget. Upon written request of Lender after the occurrence of an Event of Default, Borrower shall provide to Lender an annual budget, in form and substance reasonably acceptable to Lender, for the ensuing calendar year on or before December 15 of the preceding year.

5.14 Management and Agent Leasing Agreement. Borrower and Manager and/or Leasing Agency, if any, shall execute subordination agreements in form and substance acceptable to Lender, subordinating any agreement between them, and any fees payable thereunder, to the Loan.

5.15 Debt Coverage. Notwithstanding anything in this Agreement to the contrary, at all times during the existence of this Agreement until the Indebtedness is fully repaid, the Borrower shall separately maintain with respect to each property comprising the Mortgaged Property a minimum annual Net Operating Income (as defined below) to Debt Service Coverage (as hereinafter defined) of 1.30 to 1.00 (“Debt Coverage Ratio”). In calculating the Debt Coverage Ratio specified above, the calculation shall be computed on every December 31 during the term of the Loan for the previous twelve (12) month period, and shall be, based on annual Net Operating Income (as herein defined) divided by the Debt Service Coverage (as hereinafter defined) for each such period. For purposes of the Loan Documents the term “Debt Service Coverage” shall mean the total principal and interest payments required on the Loan for the Calendar Period in question. Borrower shall complete and submit the applicable Debt Coverage Certificate Letter within forty-five (45) days after the end of each such period demonstrating the actual Debt Coverage Ratio for that period. Borrower agrees that failure to achieve and maintain the required Debt Coverage Ratio with respect to the Mortgaged Property will constitute a default under the Loan Documents, unless its failure to meet the specified minimum ratio is cured within the ninety (90) day period immediately following the end of the period for which the nonqualifying Debt Coverage Ratio is calculated. The “cure” under such circumstances shall be a reduction in the principal amount of the Loan sufficient to bring the ratio within the 1.30 to 1.00 requirement on an annualized basis.

5.16 Net Operating Income. As used in the Loan Documents, the term “Net Operating Income” shall mean, with respect to the Mortgaged Property, for each applicable Calendar Period, the Gross Income less Operating Expenses, determined on a cash basis of accounting except as otherwise provided. As used in the Loan Documents, the following terms shall have the respective meanings set forth below:

(a) Calendar Period. As used in the Loan Documents, the term “Calendar Period” shall mean either a calendar month or months or a calendar or fiscal (twelve month) year, as the context in which such term is used may suggest or require.

(b) Gross Income. As used in the Loan Documents, the term “Gross Income” for each Calendar Period shall mean rentals, revenues and other cash forms of consideration, received by, or paid to or for the account of or for the benefit of, Borrower resulting from or attributable to the operation, leasing and occupancy of the Mortgaged Property, determined on a cash basis (except as specified herein), including, but not limited to, the following:

(i) rents by any lessees or tenants of the Mortgaged Property using for all calculations hereunder the “actual rents”;

(ii) rents and receipts received by or for the benefit of Borrower with respect to furniture, cable television, licenses, concessions, vending machines, parking fees, laundry fees, corporate apartment rentals and similar items relating to the Mortgaged Property;

(iii) proceeds received by or for the benefit of Borrower in connection with any rental loss or business interruption insurance with respect to the Mortgaged Property;

(iv) any other fees or rents collected by, for or on behalf of Borrower with respect to the leasing and operating the Mortgaged Property, including common area maintenance, tax and insurance payments and payments under easements;

(v) any refunds of deposits for obtaining, using or maintaining utility services for all or any portion of the Mortgaged Property;

(vi) interest, if any, earned by Borrower on security and other type deposits of and advance rentals paid by, any lessees or tenants of the Mortgaged Property; and

(vii) the amount of any security and other type deposits and advance rentals relating to the Mortgaged Property which have been forfeited.

Notwithstanding anything included within the above definition of Gross Income, there shall be excluded from Gross Income the following: (i) any security or other deposits of lessees and tenants, unless and until the same actually are either applied to actual rentals owed or other charges or fees or forfeited; (ii) the proceeds of any financing or refinancing with respect to all or any part of the Mortgaged Property which has been previously approved in writing by Lender; (iii) the proceeds of any sale or other capital transaction (excluding leases for occupancy purposes only) of all or any portion of the Mortgaged Property; (iv) any insurance or condemnation proceeds paid with respect to the Mortgaged Property to the extent such proceeds are available and are used to restore or rebuild the Mortgaged Property as may be permitted in accordance with the terms of the Deed of Trust, except for rental loss or business interruption insurance; and (v) any insurance and condemnation proceeds applied in reduction of the principal of the Note in accordance with the terms of the Deed of Trust, the Note or the other Loan Documents; provided, however, nothing set forth herein shall in any manner imply Lender’s consent to a sale, refinancing or other capital transaction. Lender reserves the right to review the rent rolls and leases relating to the Mortgaged Property as submitted by Borrower.

(c) Operating Expenses. As used in the Loan Documents, the term “Operating Expenses” shall mean all reasonable expenses in an amount equal to those amounts actually incurred and paid by Borrower with respect to the ownership, operation, management, leasing and occupancy of the Mortgaged Property, determined on a cash basis, except as otherwise specified herein, including, but not limited to, any and all of the following (but without duplication of any item):

(i) ad valorem taxes calculated on an accrual basis (and not on the cash basis) of accounting for the Calendar Period; such accrual accounting for ad valorem taxes shall be based upon taxes actually assessed for the current calendar year, or if such assessment for the current calendar year has not been made, then until such assessment has been made (and with any retroactive adjustments for prior calendar months as may ultimately be needed when the actual assessments has been made) ad valorem taxes for the Calendar Period shall be estimated to be an amount equal to one hundred percent (100%) of the assessment for the immediately preceding Calendar Period;

(ii) foreign, U.S., state and local sales, use or other taxes except for taxes measured by net income;

(iii) special assessments or similar charges against the Mortgaged Property;

(iv) costs of utilities, air conditioning and heating for the Mortgaged Property to the extent not paid by lessees or tenants;

(v) maintenance and repair costs for the Mortgaged Property (except for ongoing capital repairs);

(vi) management fees (provided, however, the amount of such management fees which may be charged hereunder shall not exceed the sum of five percent (5%) of the Gross Income for each applicable calendar month and, further, such management fee shall not be calculated on units occupied on a rent-free basis by on-site employees of Borrower, Manager or any affiliate of Borrower);

(vii) all salaries, wages and other benefits to “on-site” employees of the Borrower or Manager, directly attributable to the Mortgaged Property, (excluding all salaries, wages and other benefits of officers and supervisory personnel, and other general overhead expenses of Borrower and Manager) employed in connection with the leasing, maintenance and management of the Mortgaged Property;

(viii) insurance premiums calculated on an accrual basis (and not on the cash basis) of accounting for the Calendar Period; such accrual accounting for insurance premiums shall be based upon the insurance premiums for the Mortgaged Property which were last billed to the Borrower

(ix) outside accounting and audit fees and costs and administrative expenses in each case reasonably incurred by Borrower in connection with the direct operation and management of the Mortgaged Property; and

(x) any payments, and any related interest thereon, to lessees or tenants of the Mortgaged Property with respect to security deposits or other deposits required to be paid to tenants but only to the extent any such security deposits and related interest thereon have been previously included in Gross Income.

(xi) all expenses and payments pursuant to any leases affecting the Mortgaged Property or the operation of the Mortgaged Property.

Notwithstanding anything to the contrary as being included in the definition of Operating Expenses, there shall be excluded from Operating Expenses the following: (i) depreciation and any other non-cash deduction allowed to Borrower for income tax purposes; (ii) any compensation or fees paid to managing agents, leasing agents, brokers or other third parties or affiliate of Borrower which are in excess of reasonable and necessary compensation or fees which would be payable to unrelated third parties in arms’ length transactions for similar services in the area in which the Mortgaged Property is located; (iii) all salaries, wages and other benefits to “off-site” employees and all other general “off-site” overhead expenses of Borrower, Manager or other professional manager of the Mortgaged Property (except as provided in Section 5.16(c)(vi) above with respect to management fees); (iv) any and all payments of ad valorem taxes for either real or personal property (except for the accrual amount allowed pursuant to Section 5.16(c)(i) above; (v)

any and all payments of insurance premiums (except for the accrual amount allowed pursuant to Section 5.16(c)(viii) above; (vi) ongoing capital repairs, including tenant finish costs; and (vii) any and all principal, interest or other costs paid under or with respect to the Note or Loan or with respect to any other financing with respect to the Mortgaged Property, whether unsecured or secured by all or any portion of the Mortgaged Property.

5.17 Transfer of Interest. Except for those dispositions which under the Deed of Trust do not require the consent of Lender, Borrower agrees not to permit any transfer of membership interests in Borrower or its general partner without Lender’s written consent, such consent to be granted at Lender’s sole and absolute discretion, it being understood and agreed that no standard of commercial reasonableness will apply to such decision by Lender; and it being further understood and agreed that Lender has relied, in part, in making the Loan upon the current ownership structure of Borrower.

5.18 Replacement Reserve Account. INTENTIONALLY OMITTED.

5.19 Secondary Financing. Borrower agrees not to place or permit any lien in the Mortgaged Property in order to incur secondary financing on the Mortgaged Property without Lender’s written consent, except for such liens which already exist at the time of the execution of this Agreement and are listed as Permitted Exceptions under the Deed of Trust.

5.20 Future Appraisals. Promptly upon Lender’s request, but not more often than every three (3) years unless required by regulators, banking law, regulation or audit, Borrower agrees, at Borrower’s sole cost and expense, not to exceed $5,000.00 per appraisal, (to the extent not prohibited by applicable law), to cause an inspection and written appraisal of the Mortgaged Property (or such parts of it as are designated in Lender’s request) to be made by a state certified appraiser approved by Lender.

5.21 Depository Relationship. To induce Lender to establish the interest rates provided for in the Note, the Borrower will be required to open its operating account on a date prior to this date or on even date herewith and will use Lender as its depository bank and covenants and agrees to maintain and cause to be maintained Lender as its depository bank. Borrower shall not deposit funds with a financial institution other than Lender without Lender’s written consent, said consent to be in Lender’s sole and absolute discretion.

ARTICLE VI - EVENTS OF DEFAULT

6.1 Events of Default. The Events of default under the Deed of Trust or any other Loan Document shall constitute an “Event of Default” hereunder.

6.2 Remedies. Lender shall have the right, upon the happening of an Event of Default, to exercise any rights or remedies granted to Lender under this Loan Agreement or under any of the other Loan Documents, and in addition shall have the right to enter into possession of the Mortgaged Property and perform any and all work and labor necessary to repair or restore the Improvements to meet the requirements of the Deed of Trust. All amounts so expended by Lender shall be deemed to have been disbursed to Borrower as Loan proceeds and secured by the Deed of Trust. For this purpose, and upon the occurrence of an Event of Default, Borrower hereby constitutes and appoints (which appointment is coupled with an interest and is therefore irrevocable) Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution to repair or restore the Improvements in the name of Borrower, and hereby empowers Lender, acting as Borrower’s attorney-in-fact, as follows: to use any funds of Borrower, including any balance which may be held in escrow, any funds which may remain unadvanced hereunder, for the purpose of repairing or restoring the Improvements; to employ such contractors, subcontractors, agents, design professionals and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which are or may be liens against the Mortgaged Property, or may be necessary or desirable for the repair or restoration of the work or the clearing of title; to execute all the applications and certificates in the name of Borrower which may be required by any construction contract; and to do any and every act with respect to the repair or restoration of the Improvements which Borrower could do in Borrower’s own behalf. Lender, acting as Borrower’s attorney-in-fact, shall also have power to prosecute and defend all actions or proceedings in connection with the Mortgaged Property and to take such action and require such performance as it deemed necessary.

ARTICLE VII - LENDER’S DISCLAIMERS - BORROWER’S INDEMNITIES

7.1 No Obligation by Lender to Operate. Any term or condition of any of the Loan Documents to the contrary notwithstanding, Lender shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of Borrower. Any term or condition of the Loan Documents which permits Lender to disburse funds, whether from the proceeds of the Loan or otherwise, or to take or refrain from taking any action with respect to Borrower, the Mortgaged Property or any other collateral for repayment of the Loan, shall be deemed to be solely to permit Lender to audit and review the management, operation and conduct of the business and affairs of Borrower, and to maintain and preserve the security given by Borrower to Lender for the Loan, and may not be relied upon by any other person. Further, Lender shall not have, has not assumed and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of Borrower and no term or condition of the Loan Documents, shall be construed otherwise. Borrower hereby expressly acknowledges that no term or condition of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other then that of borrower and lender, and Borrower shall at all times represent that the relationship between Borrower and Lender is solely that of borrower and lender. Borrower hereby indemnifies and agrees to hold Lender harmless from and against any cost, expense or liability incurred or suffered by Lender as a result of any assertion or claims of any obligation or responsibility of Lender for the management, operation and conduct of the business and affairs of Borrower, or as a result of any assertion or claims of any liability or responsibility of Lender for the payment or performance of any indebtedness or obligation of Borrower.

7.2 Indemnity by Borrower. Except as limited by the other Loan Documents, Borrower hereby indemnifies Lender and each affiliate thereof and their respective officers, directors, employees, and agents from, and holds each of them harmless against, any and all losses, liabilities, claims, damages, costs, and expenses to which any of them may become subject, insofar as such losses, liabilities, claims, damages, costs, and expenses arise from or relate to any of the Loan Documents or any of the transactions contemplated thereby or from any investigation, litigation, or other proceeding, including, without limitation, any threatened investigation, litigation, or other proceeding relating to any of the foregoing, excluding indemnitee’s own gross negligence or strict liability. Without intending to limit the remedies available to Lender with respect to the enforcement of its indemnification rights as stated herein or as stated in any Loan Document, in the event any claims or demand is made or any other fact comes to the attention of Lender in connection with, relating or pertaining to, or arising out of the transaction contemplated by this Agreement, which Lender reasonably believes might involve or lead to some liability of Lender, Borrower shall, immediately upon receipt of written notification of any such claim or demand, assume in full the personal responsibility for and the defense of any such claim or demand and pay in connection therewith any loss, damage, deficiency, liability or obligation, including, without limitation, legal fees and court costs incurred in connection therewith. In the event of court action in connection with any such claim or demand, Borrower shall assume in full the responsibility for the defense of any such action and shall immediately satisfy and discharge any final decree or judgment rendered therein. Lender may, in its good faith discretion, make any payments sustained or incurred by reason of any of the foregoing; and Borrower shall immediately repay to Lender, in cash and not with proceeds of the Loan, the amount of such payment, with interest thereon at the default rate of interest defined in the Note. Lender shall have the right to join Borrower as a party defendant in any legal action brought against Lender, and Borrower hereby consents to the entry of an order making Borrower a party defendant to any such action.

7.3 No Agency. Nothing herein shall be construed as making or constituting Lender as the agent of Borrower. The purpose of all requirements of Lender hereunder is solely to allow Lender to check and require documentation (including, but not limited to, lien waivers) sufficient to protect Lender and the Loan contemplated hereby. Borrower shall have no right to rely on any procedures required by Lender, Borrower hereby acknowledging that Borrower has sole responsibility therefor.

ARTICLE VIII - ASSIGNMENTS

8.1 Assignment of Replacement Reserve Account. INTENTIONALLY OMITTED.

8.2 Assignment of Management Agreement. As additional security for the loan, Borrower transfers and assigns to Lender, all funds and proceeds Borrower may receive from the Management Agreement with Lender having the following rights:

(a) Upon the happening of an Event of Default, the Lender may send written notice to Manager to forward all future proceeds and funds to Lender and Lender may apply all proceeds and funds received as a payment on the Loan; and

(b) This assignment shall inure to the benefit of Lender and its successors and assigns, any purchaser upon foreclosure of the Deed of Trust, any receiver in possession of the Mortgaged Property and any corporation affiliated with Lender which assumes Lender’s rights and obligations under this Agreement.

ARTICLE IX - MISCELLANEOUS

9.1 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Borrower and Lender, and their respective heirs, legal representatives, successors and assigns; provided, however, that Borrower may not assign any rights or obligations under this Agreement without the prior written consent of Lender.

9.2 Headings. The Article, Section, and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify, define or be used in construing the text of such Articles, Sections or Subsections.

9.3 Survival. The provisions hereof shall survive the execution of all instruments herein mentioned, shall continue in full force and effect until the Loan has been paid in full and shall not be affected by any investigation made by any party.

9.4 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA WITHOUT REGARD TO ANY CONFLICT OF LAW PRINCIPLES. COURTS WITHIN THE STATE OF FLORIDA SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN BORROWER AND LENDER, WHETHER IN LAW OR EQUITY, INCLUDING, BUT NOT LIMITED TO, ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT; PERSONAL JURISDICTION AND VENUE IN ANY SUCH DISPUTE WHETHER IN FEDERAL OR STATE COURT SHALL BE LAID IN HILLSBOROUGH COUNTY, FLORIDA.

9.5 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given (i) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the intended addressee, or (iii) by delivery to an independent third party commercial delivery service for same day or next day delivery and providing for evidence of receipt at the office of the intended addressee. Notice so mailed shall be effective two (2) days after its deposit with the United States Postal Service or any successor thereto; notice sent by such a commercial delivery service shall be effective upon delivery to such commercial delivery service; notice given by personal delivery shall be effective only if and when received by the addressee; and notice given by other means shall be effective only if and when received at the designated address of the intended addressee. For purposes of notice, the addresses of the parties shall be as set forth on page 1 of this Agreement; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth herein.

9.6 Reliance by Lender. Lender is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof shall continue in full force and effect notwithstanding.

9.7 Participations. Lender shall have the right at any time and from time to time to grant participations in the Loan and Loan Documents. Each participant shall be entitled to receive all information received by Lender regarding the creditworthiness of Borrower, and any of its principals, including (without limitation) information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the participant is subject to the circular or not). Lender shall require that any participant or potential participant keep confidential any such information received from Lender.

9.8 Controlling Agreement. This Loan Agreement has been executed and delivered in, and the Note has been issued in, the State of Florida, and each is to be construed in accordance with and governed by the laws of the State of Florida and the laws of the United Stated of America, as applicable. In the event that any one or more of the provisions contained in the Loan Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Loan Documents. Furthermore, it is the intention of Borrower and Lender to conform strictly to applicable usury laws, as presently in effect. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Florida and the laws of the United States of America), then notwithstanding anything to the contrary in the Note or any other evidence of the indebtedness, or any agreement entered into in connection with or as security for the indebtedness, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under the indebtedness or under any of the other aforesaid agreements or otherwise in connection with the indebtedness shall under no circumstances exceed the maximum amount of interest permitted by applicable law, and any excess shall be credited on the indebtedness by the holder thereof (or, if the indebtedness shall have been paid in full, refunded to the Borrower); and (ii) in the event that the maturity of the indebtedness is accelerated by reason of an election of the holder thereof resulting from any event of default under the Loan Documents or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount permitted by applicable law, and excess interest, if any, provided for in the Loan Documents or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the indebtedness (or, if the indebtedness shall have been paid in full, refunded to the Borrower).

9.9 Controlling Document. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement shall control.

9.10 DTPA Waiver. INTENTIONALLY OMITTED.

9.11 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. THIS INSTRUMENT MAY BE AMENDED ONLY BY AN INSTRUMENT IN WRITING EXECUTED BY THE PARTIES HERETO.

9.12 Recovery of Fees. If any legal action is brought to enforce this Agreement by either of the parties hereto, it is expressly agreed that the prevailing party in such legal action shall be entitled to recover from the other party reasonable attorney’s fees, expenses and costs.

9.13 WAIVER OF RIGHT TO TRIAL BY JURY. THE PARTIES TO THIS AGREEMENT HEREBY, UNCONDITIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS RELATED TO THIS TRANSACTION.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

BORROWER:

HC-760 OFFICE PARKWAY, LLC,
a Delaware limited liability company

By: CARTER VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership its managing member

By: CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, its general partner

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Chief Executive Officer

LENDER:

AMERICAN MOMENTUM BANK,

By:	/s/ Teresa Eoff
Name:	TERESA EOFF
Title:	Senior Vice President

GUARANTORS:

CARTER VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By: CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, its general partner

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Chief Executive Officer

List of Attachments:

Schedule 1	Conditions Precedent to Initial Advance
Exhibit “A”	Land Description
Exhibit “B”	List of Pending or Threatened Litigation
Exhibit “C”	DCR Certificate Letter
Exhibit “D”	Improvement Contracts In-Progress

SCHEDULE 1

Conditions Precedent - Initial Advance

In addition to the requirements and conditions precedent stated elsewhere in the Agreement, Lender shall not be obligated to make the Initial Advance under Section 3.1 unless and until each of the following conditions shall have occurred or be satisfied or exist at or before the time of the Initial Advance, and if required by Lender, Borrower shall have delivered to Lender evidence of such occurrence, satisfaction or existence:

1. Borrower or a Constituent Party, where applicable, by a duly authorized officer, shall have executed and where appropriate, acknowledged, and delivered to Lender, and Lender shall have approved, the following:

(a)	Loan Agreement

(b)	Promissory Note

(c)	Deed of Trust

(d)	Closing Certificate

(e)	Financing Statement

(f)	Statute of Frauds Notice

(g)	Company Certificate

(h)	Partnership Certificate

(i)	Corporate Certificate

(j)	Subordination of Management Agreement

(k)	Non-Disturbance, Attornment and Subordination Agreement

(l)	Environmental Certificate

(m)	Assignment of Rents

2. Borrower has provided Lender evidence that it has made its entire equity contribution in the amount of $2,000,000.00.

3. Borrower shall have paid the Commitment Fee; and shall have, at Borrower’s expense, provided Lender with appraisals of the Land and Improvements acceptable to Lender; and shall have, at Borrower’s expense, provided Lender with Environmental Site Assessments for the Improvements acceptable to Lender.

EXHIBIT “A”

Land Description

Lot 1 of the Resubdivision of Adjusted Lot B1 of the Boundary Adjustment Plat of part of Section B of Creve Coeur Executive Office Park, a subdivision of St. Louis County, Missouri, according to the plat thereof recorded in Plat Book 349, Page 517 of the St. Louis County, Missouri Records.

EXHIBIT “B”

List of Pending or Threatened Litigation

[Following this cover page is a list of all pending or threatened litigation required to be disclosed by this Loan Agreement.]

EXHIBIT “C”

DCR Certificate Letter

[Following this cover page is a DCR Certificate Letter.]

EXHIBIT “C”

DCR Certificate Letter

BORROWER’S LETTERHEAD

Date:

AMERICAN MOMENTUM BANK

One Momentum Boulevard

College Station, Texas 77845

Attention: TERESA EOFF

Subject: a 21,823 surgical center known as St. Louis Surgical Center

Following is the statement of operations for the above referenced loan collateral for the twelve (12) months ending ,                    , 20    . Attached are the appropriate fiscal year-end operating statements which further detail the figures presented below.

Net Rentable Area                    SF

Revenues:	Rents		$
	Reimbursements		$
	Misc. Income		$
	GROSS Income		$	$	/SF

Operating Expenses:	General & Admin.		$
	Management Fee		$
	Insurance		$
	Repairs & Maintenance		$
	Real Estate Taxes		$
	Lease Commissions		$
	Utilities			$
	Other Expenses		$
	TOTAL OPERATING EXPENSES		$	$	/SF

Net Operating Income (NOI):		$
	Debt Service		$
	Capital Expenditures (Including tenant finish)		$
	Federal Taxes		$

Net Cash Flow:				$	/SF

Debt Coverage Ratio: (NOI/Debt Service*) =        to 1

This Debt Coverage Ratio certification is provided to comply with the guidelines required in Sections 5.15 and 5.16 of the Loan Agreement. I acknowledge Lender may require backup or verification materials to review, accept or reject the materials set forth herein and agree to furnish the same upon request to Lender as a condition to Lender’s satisfaction of the DCR requirement in question. In the event the annual DCR fails to meet the requirements outlined in the Loan Agreement, a complete discussion of the factors affecting the collateral’s operating performance and proposed remedies are attached.

I hereby certify that the above information is, to the best of my knowledge, accurate; and I am a lawful agent of the above referenced entity.

Name:
Entity:
Title:
Capacity:

*	If the debt service varied during the twelve (12) month period for which the calculation is being presented, the average debt service shall be considered.

EXHIBIT “D”

Improvement Contracts In-Progress

[Following this cover page is a list of Improvement Contracts In-Progress.]